FOR IMMEDIATE RELEASE

Nitches Secures $1,500,000 Funding Commitment from Sojitz:
Equity investment and manufacturing alliance with $42 billion trading company

SAN DIEGO, California, April 25, 2007 – Today Nitches, Inc. (NASDAQ-NICH) announced that the Company has entered into a Stock Purchase Agreement with Sojitz Corporation of Japan under which Sojitz has agreed to purchase $1,500,000 of Nitches' common stock. Nitches and Sojitz also entered into a Manufacturing Agreement through which Nitches will also begin sourcing certain products through Sojitz’s well-developed network of manufacturing resources.

     Sojitz Corporation is a Japanese trading company, publicly traded on the Tokyo Stock Exchange, with over $42 billion in annual revenue and over a century of trading history. Sojitz operates in approximately 50 countries around the world through roughly 500 subsidiaries and affiliated companies. Sojitz’s business activities are wide-ranging, from machinery and aerospace to textiles and food. Sojitz Corporation is headquartered in Tokyo, Japan with eight offices across the U.S. More about Sojitz can be found at their website http://www.sojitz.com/en/index.html.

     The investment by Sojitz will improve Nitches’ cash position and reduce the company’s reliance on its factoring agreement with CIT for working capital financing. Steve Wyandt, Chairman and CEO of Nitches remarked, “This cash infusion will allow us to reduce our borrowings from CIT and make infrastructure investments that will have lasting benefits across the organization. We are pleased to be aligned with an equity partner in Sojitz who has financial strength and demonstrated capabilities in apparel sourcing and distribution.”

     With respect to the Manufacturing Agreement, Mr. Wyandt continued, "By partnering with Sojitz, we will have the resources of a $42 billion dollar trading company at our disposal to assist us in improving our unit costs and thereby our gross margins for a broad range of product offerings, including intimate apparel, sportswear and home décor. The well-developed sourcing infrastructure of Sojitz will also enable us to streamline our production-related overhead expenses here in the U.S., creating greater efficiencies that should further enhance our bottom line.”

     Victor H. Lee, President of Nitches’ subsidiary NAP, Inc. observed, "Regarding increasing Nitches' top line, our partnership contemplates the sales and distribution of Nitches' brands and products to Japan. Asia presents an enormous opportunity to increase sales and awareness of our stable of brands. Japan is presently the largest consumer market in Asia and China is growing at a rapid rate. We are very pleased that Sojitz will work with us to develop our sales in Asia.”

     The investment will be in the form of a private placement of Nitches’ common stock. The number of shares of common stock issuable under the agreement is determined by (i) dividing $1,500,000 by the average of the closing prices of a share of Nitches’ common stock on the NASDAQ Capital Market for the 10 trading days that immediately precede the closing date, (ii) plus an additional number of shares determined by multiplying that number of shares by 5%. The closing date is to occur on or before May 31, 2007. Under the terms of the stock purchase agreement, Nitches also agreed to register the shares for resale with the U.S. Securities and Exchange Commission.

10280 Camino Santa Fe  ●  San Diego, California 92121  ●  www.nitches.com  ●  Fax: 858.625.0746

     Nitches, Inc. has been designing and marketing quality apparel for niche markets since 1971. The Company’s women’s product lines include sleepwear and loungewear by Body Drama®, women’s western wear and outerwear by Adobe Rose®, Saguaro® and Southwest Canyon®. The Company’s menswear offerings include Nat Nast®, Dockers® and Newport Blue® swimwear and graphic t-shirts, The Skins Game golf apparel ®,and ZOIC® performance cycling apparel. The Company’s Designer Intimates subsidiary markets sleepwear, robes, loungewear, and daywear under the following brands: Gossard®, Derek Rose®, Princesse tam tam®, Crabtree & Evelyn®, Anne Lewin®, Dockers® and Claire Murray®. The Company also distributes candles and home accessories under the Bill Blass® Home Décor brand and recently secured the license for developing and distributing similar categories of home décor items under the Gail Pittman® brand. The Company’s products are sold to better department stores, specialty boutiques, moderate department stores, and national and regional discount department stores and chains. Additionally, the Company develops and manufactures private label products for many leading retailers and multi-channel marketers.

     Nitches, Inc. is headquartered in San Diego, California with offices in Los Angeles, New York City, Dallas, and Hong Kong. The Company’s shares are traded on the NASDAQ Capital Market under the symbol NICH. Visit our web site at http://www.nitches.com.

     Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include a softening of retailer or consumer acceptance of the Company’s products, pricing pressures and other competitive factors, or the unanticipated loss of a major customer. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

Contact:	Steve Wyandt
	Web:	http:// www.nitches.com
	E-mail:	ir@nitches.com
	Phone:	(858) 625-2633 (Option # 1: Corporate)

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